EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-06435, No. 333-132768, Post-Effective Amendment No. 1 to 333-132768, No. 333-167908, and No. 333-167909) on Forms S-8 and (No. 333-167907) on Form S-3 of Lee Enterprises, Incorporated and subsidiaries of our report dated November 16, 2011, relating to our audit of the consolidated financial statements of Madison Newspapers, Inc. and Subsidiary, which report appears in the Form 10-K/A of Lee Enterprises, Incorporated for the year ended September 25, 2011.

/s/ McGladrey & Pullen, LLP

Madison, Wisconsin
February 3, 2012